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                                                                    EXHIBIT 23.2


March 21, 2003

Board of Directors
Raytheon Corporation
141 Spring Street
Lexington, MA  02421

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and issued our report thereon dated January 21, 2003, except as to the eighth paragraph in Note H as to which the date is February 14, 2003, except as to the information in Note T as to which the date is February 24, 2003, and except as to the second, fifth and tenth paragraphs and all of the tables in Note B as to which the date is March 20, 2003. Note F to the consolidated financial statements describes a change in accounting principle from the last-in, first-out (LIFO) method of costing aircraft inventories to the first-in, first-out (FIFO) method. It should be understood that the preferability of one acceptable method of accounting over another for costing inventory has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion
No. 20.


Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP